News Release

- ASCENA RETAIL GROUP, INC. ANNOUCES HOLIDAY SALES RESULTS
AND REAFFIRMS FISCAL 2018 SECOND QUARTER EARNINGS PER SHARE GUIDANCE -

MAHWAH, NJ - January 8, 2018 - ascena retail group, Inc. (NASDAQ - ASNA) (the “Company”) today announced sales results for the Holiday period (Saturday 11/18/17 - Monday 1/1/18) as presented below by segment and brand, and reaffirmed its second quarter earnings per share guidance.

Segment	Comparable Sales
Kids Fashion (Justice)	4%
Plus Fashion	(2)%
Lane Bryant	Flat
Catherines	(7)%
Premium Fashion	(3)%
LOFT	(1)%
Ann Taylor	(6)%
Value Fashion	(9)%
maurices	(6)%
dressbarn	(13)%
Total ascena	(3)%

David Jaffe, Chief Executive Officer commented, "While holiday performance was mixed across our brand portfolio, we were pleased with the continued comp acceleration at Justice, along with the significant trend improvement at both LOFT and Lane Bryant, which were five points better than the prior quarter. As we discussed in our December call, we are aggressively addressing merchandising issues at dressbarn, and anticipate trend improvement as we get into the Spring season. Quarter to-date enterprise comparable sales are down 3%, and we are reaffirming our second quarter earnings guide of a 7 to 12 cent loss per share, excluding the potential impact from recently enacted tax reform.”

About ascena retail group, inc.

ascena retail group, inc. (NASDAQ:ASNA) is a leading national specialty retailer offering apparel, shoes, and accessories for women under the Premium Fashion segment (Ann Taylor, LOFT, and Lou & Grey), Value Fashion segment (maurices and dressbarn), Plus Fashion segment (Lane Bryant, Catherines and Cacique), and for tween girls under the Kids Fashion segment (Justice). ascena retail group, inc. operates ecommerce websites and approximately 4,800 stores throughout the United States, Canada and Puerto Rico.

For more information about ascena retail group, inc. visit: ascenaretail.com, AnnTaylor.com, LOFT.com, louandgrey.com, maurices.com, dressbarn.com, lanebryant.com, Catherines.com, and shopjustice.com.

CONTACT:	For investors:	For media:
	ICR, Inc.	ascena retail group, inc.
	James Palczynski	Sue Ross
	Partner	Corporate Affairs
	(203) 682-8229	(218) 491-2110
	jp@icrinc.com	sue.ross@ascenaretail.com